Exhibit 77C

INDEX OF ATTACHMENTS
ITEM 77

SUB-ITEM 77C:	Submission of matters to vote of security holders

SUB-ITEM 77D:	Policies with respect to security investments

SUB-ITEM 77M:	Mergers

SUB-ITEM 77Q1:	Exhibits

ATTACHMENT FOR CURRENT FILING OF N-SAR
SUB-ITEM 77C

On April 10, 2013, a Special Meeting of the Shareholders of American Global Small Capitalization Trust and  American High-Income Bond Trust, each a series of John Hancock Variable Insurance Trust was held at 601 Congress Street, Boston, Massachusetts at 10 a.m., Eastern Time for the purpose of considering and voting upon:

Acquired Funds	Corresponding Acquiring Funds
American Global Small Capitalization Trust	American Growth Trust
American High-Income Bond Trust	High Yield Trust

Proposal One: Approval of the Agreement and Plan of Reorganization providing for the reorganization of American Global Small Capitalization Trust into American Growth Trust.

PROPOSAL ONE PASSED ON April 10, 2013.

For	Against	Abstain
8,421,893.521	189,686.849	824,772.333

Proposal Two: Approval of the Agreement and Plan of Reorganization providing for the reorganization of American High-Income Bond Trust into High Yield Trust.

PROPOSAL TWO PASSED ON ON April 10, 2013.

For	Against	Abstain
8,250,874.936	325,892.413	862,500.422